SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – June 6, 2005

(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

703 Curtis Street, Middletown, OH	45043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

AK Steel Corporation has received notice from Quebec Cartier Mining (“QCM”), a supplier of iron ore pellets, that an eight-week labor strike has ended and that QCM’s mining operation has resumed production. The owners of Quebec-based QCM informed AK Steel on June 3, 2005 that members of union locals in Port Cartier and Mont-Wright voted to ratify a six-year labor agreement, bringing an end to the strike. QCM informed AK Steel that QCM expects its mine to be fully operational June 6, 2005, with pellet operations resuming later in the week of June 6, 2005, and shipments of pellets anticipated to resume in several weeks, after depleted inventories are rebuilt.

Based upon this information provided by QCM regarding the scheduled resumption of its mine and pellet operations, AK Steel anticipates less than a $5 million impact to its operating income in each of the second and third quarters of 2005 attributable to the effects of the strike.

AK Steel had reported the commencement of the strike in its Form 10-Q for the first quarter of 2005, noting that it purchases approximately 40% of the iron ore consumed by its blast furnaces from QCM. During the strike, the Company maintained blast furnace operations by modifying schedules, acquiring pellets from other sources and adjusting blast furnace material burdens, primarily at its Ashland, Kentucky blast furnace.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: June 6, 2005